Exhibit 99.1

June 17, 2011

Dear Shareholder,

United Security’s Board of Directors did not declare a cash dividend for the second quarter of 2011. While the decision to suspend the dividend was difficult, our Board believes that it is in the best long-term interest of shareholders to preserve our capital while our earnings remain below historical levels. We will continue to evaluate our dividend program so that it remains consistent with protecting our capital base and our expectations for United Security’s earnings and changes in the economy.

Over the past year, we have continued to experience higher than normal loan losses and charge-offs due to the continued softness in real estate and higher unemployment rates in our markets. While many of our problem loans were made several years ago when the economy was much stronger, the soft economy has put pressure on the ability of some borrowers to repay their financial obligations. These loans continue to affect our earnings performance.

We are fortunate that we entered the recession with a very strong capital base that has allowed us to weather the recent downturn and offset the losses that we sustained last year. We also remain stronger than many of our banking peers with a capital base above “well-capitalized,” the highest regulatory rating. Our goal is to maintain our capital position as a cushion to support the safety and soundness of our banking operations.

Our number one focus going forward is to restore United Security’s earnings to historical levels. We value your investment in United Security and look forward to reporting on our continued progress in 2011.

/s/ R. Terry Phillips

R. Terry Phillips

President and Chief Executive Officer